Exhibit 99.1

POLONIA BANCORP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015

Huntingdon Valley, Pennsylvania — November 3, 2015. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported net income of $305,000 ($0.10 per diluted share) for the quarter ended September 30, 2015 versus net income of $102,000 ($0.03 per diluted share) for the quarter ended September 30, 2014. The Company reported net income of $332,000 ($0.10 per diluted share) for the nine months ended September 30, 2015 versus net income of $48,000 ($0.02 per diluted share) for the nine months ended September 30, 2014.

Net interest income decreased $271,000 to $1.8 million and $643,000 to $5.5 million for the three and nine months ended September 30, 2015 as compared to the same year prior periods. The decrease in net interest income for the three month period in 2015 was due to lower interest income, which was partially offset by lower interest expense. Interest income declined due to a reduction in interest-earning assets and a shift in the mix of those assets due to loan sales, resulting in a lower average yield on interest-earning assets. Interest expense declined due to a lower average balance of deposits, partially offset by higher deposit costs. The decrease in net interest income for the nine month period in 2015 was due primarily to lower interest income, which was offset by a small decrease in interest expense. Interest income declined due to a reduction in interest-earning assets and a shift in the mix of those assets due to loan sales, resulting in a lower average yield on interest-earning assets. .

There was no provision for loan losses during the quarter ended September 30, 2015 as compared to $50,000 in the prior year period and $73,000 for the nine months ended September 30, 2015 as compared to $99,000 in the same period in the prior year. At September 30, 2015, nonperforming loans totaled $3.1 million compared to $2.7 million at December 31, 2014. Contributing to the higher balance of nonperforming loans at September 30, 2015 was an increase in nonperforming one-to-four family loans of $470,000, an increase of $74,000 in education and other consumer loans and a $66,000 increase in non-covered consumer loans, partially offset by a decrease of $295,000 in nonperforming multi-family and commercial real estate loans. There were no charge-offs or recoveries recorded during the three months ended September 30, 2015 and 2014, respectively. Net loan charge-offs for the nine months ended September 30, 2015 were $128,000, compared to $45,000 for the nine months ended September 30, 2014.

Noninterest income increased $154,000 to $1.7 million and $571,000 to $4.0 million for the three and nine months ended September 30, 2015 as compared to the same period in the prior year. Changes in income during the three month period ended September 30, 2015 were due to a $560,000 increase in the gain on the sale of investment securities and a $53,000 increase in other noninterest income, partially offset by a $460,000 decrease in the gain on the sale of loans due to a lower volume of sales. The $571,000 increase in noninterest income for the nine month period ended September 30, 2015 was primarily attributable to a $560,000 increase in the gain on the sale of investment securities and a $419,000 increase in other noninterest income, which was the result of a $278,000 increase in the value of the deferred compensation plan assets and a $139,000 increase in the gain on the sale of other real estate owned. Partially offsetting the increase in noninterest income was a $380,000 decrease in the gain on the sale of loans due to a lower volume of sales, a $12,000 decrease in the earnings on bank-owned life insurance, an $8,000 decrease in service fees on deposit accounts and a $7,000 decrease in rental income.

Noninterest expenses were $3.0 million and $3.4 million for the three months ended September 30, 2015 and 2014, respectively and $8.8 million and $9.3 million for the nine months ended September 30, 2015 and 2014, respectively. Lower expenses in the three and nine month periods ending September 30, 2015 were mainly due to the lower salary and compensation expenses of $512,000 and $961,000 respectively, which was the result of changes in staffing and employee benefits and lower compensation for our retail mortgage banking group as a result of a lower volume of loan sales. In addition, lower occupancy and equipment expenses of $3,000 and $116,000 for the three and nine month periods ended September 30, 2015 were the result of the closing of the underperforming branch in the second quarter of 2014 and the continued efforts to control and eliminate operating expenses. Other noninterest expenses increased $34,000 and $303,000 for the three and nine month periods ended September 30, 2015 as the result of the increase in the liability associated with the deferred compensation plan of $16,000 and $278,000, respectively. Federal deposit insurance costs increased $53,000 and $161,000 for the three and nine month periods ended September 30, 2015, respectively. Professional fees increased $29,000 and $135,000 for the three and nine month periods ended September 30, 2015, respectively as the result of higher compliance costs.

Total assets decreased 6.8% to $286.7 million at September 30, 2015 from $307.8 million at December 31, 2014. Total loans decreased $33.8 million, or 15.8%, to $179.8 million at September 30, 2015, compared to $213.6 million at December 31, 2014, mainly due to the sale of $26.1 million of loans held for investment. Loans held for sale decreased $1.1 million, or 26.2%, to $3.1 million at September 30, 2015. Investments decreased $10.9 million, or 19.3%, to $45.6 million at September 30, 2015, while cash and cash equivalents increased $31.0 million to $43.2 million primarily as the result of the loan and investment sales. Other assets decreased by $5.1 million primarily as the result of the distribution of $4.7 million in deferred compensation plan assets.

Total liabilities at September 30, 2015 were $246.8 million compared to $268.9 million at December 31, 2014, a decrease of $22.1 million. The decrease in liabilities was primarily due to a $13.8 million decrease in deposits, a $3.0 million decrease in long-term borrowings and a $4.8 million decrease in other liabilities, primarily as the result of the distribution of $4.7 million in deferred compensation liabilities. Total stockholders’ equity increased $1.2 million, or 3.1%, to $40.0 million at September 30, 2015. The increase in stockholders’ equity was primarily the result of our net operating income recorded during the period.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At September 30,	At December 31,
	2015	2014
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$286,712	$307,757
Securities available-for-sale	45,591	11,712
Securities held-to-maturity	-	44,742
Loans held for sale	3,095	4,221
Loans receivable	166,459	199,094
Covered loans	13,313	14,457
Total loans	179,772	213,551
Less: allowance for loan losses	1,361	1,416
Net loans	178,411	212,135
Cash and cash equivalents	43,193	12,174
Deposits	185,797	199,554
FHLB Advances – long-term	56,000	59,000
Stockholders’ equity	39,952	38,823
Book value per common share	$11.98	$11.64

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Operating Data:
Interest income	$2,551	$2,842	$7,840	$8,497
Interest expense	785	805	2,377	2,391
Net interest income	1,766	2,037	5,463	6,106
Provision for loan losses	-	50	73	99
Net interest income after provision for loan losses	1,766	1,987	5,390	6,007
Noninterest income	1,712	1,558	3,993	3,422
Noninterest expense	2,966	3,362	8,815	9,313
Income before income tax expense	512	183	568	116
Income tax expense	207	81	236	68
Net income	$305	$102	$332	$48
Basic earnings per share	$0.10	$0.03	$0.11	$0.02
Diluted earnings per share	$0.10	$0.03	$0.10	$0.01

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2015	2014	2015	2014
(In thousands, except per share data)	(unaudited)		(unaudited)
Performance Ratios (1):
Return on average assets	0.42%	0.14%	0.15%	0.02%
Return on average equity	3.09	1.04	1.13	0.16
Interest rate spread (2)	2.36	2.69	2.43	2.71
Net interest margin (3)	2.53	2.84	2.59	2.86
Noninterest expense to average assets	4.08	4.50	3.96	4.13
Efficiency ratio (4)	85.28	93.52	93.22	97.74
Average interest-earning assets to average interest- bearing liabilities	114.78	113.10	114.29	113.10
Average equity to average assets	13.57	13.18	13.23	13.21

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.76%	0.68%
Allowance for loan losses as a percent of nonperforming loans			44.58	56.16
Net charge-offs to average outstanding loans during the period			(0.06)	(0.02)
Nonperforming loans as a percent of total loans			1.70	1.22
Nonperforming assets as a percent of total assets			1.13	1.02

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(1)	Performance ratios for the three month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800